EXHIBIT 21-1

SUBSIDIARIES

OF

BMC INDUSTRIES, INC.

1.     Buckbee-Mears Europe GmbH

2.     Buckbee-Mears Hungary Kft.

3.     Buckbee-Mears Medical Technologies, LLC

4.     Vision-Ease Lens, Inc.

5.     Vision-Ease Lens Azusa, LLC

6.     Vision Ease Lens Limited

7.     Vision-Ease Canada, Ltd.

8.     P. T. Vision-Ease Asia, joint venture with P.T. Astron Lensindo Nusa

9.     Buckbee-Mears Holding Company B.V.

10.   Buckbee-Mears European Holding Company B.V.

11.   Buckbee-Mears Deutschland Holding GmbH & Company KG

12.   Vision-Ease France SAS

13.   Vision-Ease Deutschland GmbH

14.   Buckbee-Mears Deutschland Verwaltungs GmbH

15.   Buckbee-Mears Netherlands B.V.